Exhibit 10.3

June 22, 2009

Walter P. Havenstein

Bethesda, MD 20814

Douglas E. Scott

Executive Vice President & General Counsel

SAIC, Inc.

10250 Campus Point Drive

San Diego, CA 92121

Dear Messrs. Havenstein and Scott:

You have asked BAE Systems, Inc. partially to waive Paragraphs 11(a)(i) and (iv) of the Executive Employment Agreement between Mr. Havenstein and BAE Systems dated December 1, 2006 (the “Employment Agreement”), so as to permit Mr. Havenstein to accept an offer of employment to serve as Chief Executive Officer of SAIC, Inc., if such an offer is made. BAE Systems agrees to grant such a partial waiver subject to the terms set forth below. These restrictions are intended to reduce the risk of conflicts of interest and to protect the interests of our customers and shareholders.

Until July 1, 2010, Mr. Havenstein will recuse himself from and not participate on behalf of SAIC, Inc. or any subsidiary or affiliate (collectively “SAIC”) in any way in any of the areas or programs listed in the attached Appendix A (the “Restricted Businesses’). Mr. Havenstein will not participate on behalf of SAIC in any strategic, tactical or substantive discussion regarding the Restricted Businesses either internally within SAIC or externally with customers or others. This includes discussions regarding business development, competitive landscape, customer requirements, customer relations, political considerations, investments, program performance and execution, financial accounting issues, legal considerations and human resource issues that in whole or in part relate specifically to one or more of the Restricted Businesses. This paragraph does not, however, preclude Mr. Havenstein from reviewing aggregated data or participating in general personnel or management activities simply because they include data or involve personnel from the Restricted Businesses. Specifically, the parties agree that this paragraph does not preclude Mr. Havenstein from participating in the more broad-based company activities listed in Appendix B.

For 18 months from the date of this Agreement, neither Mr. Havenstein nor SAIC, directly or indirectly, will employ or retain (as an employee, consultant or otherwise) any individual who is a senior employee of BAE Systems, Inc., or any subsidiary or affiliate thereof, (collectively the “BAE Systems Group”) as of or subsequent to the date of this Agreement. For purposes of this Agreement, a senior employee is one who has or had a position of vice president or above (i.e., vice president, executive vice president, senior vice president or president) with any member of the BAE Systems Group.

BAE Systems’ partial waiver of Paragraphs 11(a)(i) and (iv) will be effective 90 days after Mr. Havenstein agrees to accept the position of Chief Executive Officer for SAIC, Inc. (if he is offered and accepts such position).

Paragraphs 12 and 13 of the Employment Agreement shall apply to this Agreement and SAIC specifically agrees to be bound by those provisions with regard to any matter related hereto.

All terms of Mr. Havenstein’s Employment Agreement other than Paragraphs 11(a)(i) and (iv) (which are partially waived) remain in full force and effect. The entire Employment Agreement remains Confidential Information, proprietary to BAE Systems.

This Agreement, like the Employment Agreement, shall be construed under the laws of the State of Maryland, without regard to its choice of law provisions. This Agreement may not be modified or terminated other than by a writing executed by all parties. This Agreement expires as of June 26, 2009 if Mr. Havenstein has not received and accepted the position of Chief Executive Officer for SAIC, Inc. prior to that date.

Please acknowledge your agreement to the foregoing by executing this Agreement below.

BAE Systems, Inc.

By:	/s/ Sheila C. Cheston
Sheila C. Cheston
Senior Vice President,
General Counsel & Secretary

Agreed:

/s/ Walter P. Havenstein
Walter P. Havenstein

SAIC, Inc.

By:	/s/ Douglas E. Scott
Douglas E. Scott
Executive Vice President & General Counsel

Appendix A

Image intelligence collection and processing programs for NGA.

Programs for NSA or DISA for the purpose of developing (1) computer network attack technology or applications or (2) computer network defense technology or applications

MRAP (including production, readiness, support and sustainment), and readiness, support and sustainment activities for other land vehicles where BAE Systems is or was the prime contractor on the platform

FCS program and consideration of how to restructure or replace the program, or otherwise to satisfy the requirements it was intended to meet. Alternative programs to satisfy the requirements for network and/or communications infrastructure, ground-based ESM (including unattended ground sensors), ground vehicles and/or artillery (in each case, including readiness, support and sustainment).

Appendix B

Review of Corporate, Group or Business Unit aggregated financial performance data that includes financial performance data for the Restricted Businesses

Review of Corporate, Group or Business Unit aggregated current or future fiscal year budget and financial planning data that includes data from the Restricted Businesses

Involvement in employee performance reviews or development and compensation processes for operational managers whose span of control includes Restricted Businesses

Consideration of organizational changes that impact a Group or Business Unit that includes Restricted Businesses

Participation in CEO Quarterly Operational Reviews of an SAIC Group: currently (i) Defense Solutions Group, (ii) Intelligence, Security and Technology Group, (iii) Infrastructure, Logistics and Product Solutions Group, and (iv) Information Technology and Network Solutions Group. Operational Reviews cover quarterly or annual performance highlights, future quarter and annual financial forecast, financial performance against plan, business development, human resources and program execution.

Participation in discussions or decisions involving strategy, tactics, business development, competition, customer requirements or relations, political considerations, investments, program performance or execution, financial or accounting issues, legal considerations or human resource issues that do not, in whole or in part, relate specifically to one or more of the Restricted Businesses.

Provided, however, that nothing in this Agreement (including this Appendix B) shall authorize Mr. Havenstein to participate (and Mr. Havenstein will not participate) in any discussion or decision that is in whole or in part specifically related to one or more of the Restricted Businesses, including any discussion of or decision on strategy, tactics, business development, competition, customer requirements or relations, political considerations, investments, program performance or execution, financial or accounting issues, legal considerations or human resource issues that is in whole or in part related specifically to one or more of the Restricted Businesses.